WSFS Bank Center	WSFS Bank Place	1
500 Delaware Avenue	1818 Market Street
Wilmington, DE 19801	Philadelphia, PA 19103

EXHIBIT 99.1
FOR IMMEDIATE RELEASE	Investor Relations Contact: Andrew Basile
(302) 504-9857; abasile@wsfsbank.com
July 24, 2025	Media Contact: Connor Peoples
(215) 864-5645; cpeoples@wsfsbank.com

WSFS REPORTS 2Q 2025 EPS OF $1.27 AND ROA OF 1.39%;
RESULTS DRIVEN BY NIM OF 3.89% AND FEE REVENUE GROWTH OF 9%
$87.3 MILLION OF CAPITAL RETURNED TO SHAREHOLDERS

Wilmington, DE — WSFS Financial Corporation (Nasdaq: WSFS), the parent company of WSFS Bank, today announced its financial results for the second quarter of 2025.
Selected financial results and metrics are as follows:

(Dollars in millions, except per share data)	2Q 2025	1Q 2025	2Q 2024
Net interest income	$179.5	$175.2	$174.4
Fee revenue	88.0	80.9	91.6
Total net revenue	267.5	256.1	266.0
Provision for credit losses	12.6	17.4	19.8
Noninterest expense	159.3	151.8	155.8
Net income attributable to WSFS	72.3	65.9	69.3
Pre-provision net revenue (PPNR)(1)	108.2	104.3	110.3
Earnings per share (EPS) (diluted)	1.27	1.12	1.16
Return on average assets (ROA) (a)	1.39%	1.29%	1.34%
Return on average equity (ROE) (a)	10.9	10.1	11.4
Fee revenue as % of total net revenue	32.8	31.5	34.4
Efficiency ratio	59.5	59.2	58.5
See “Notes”
GAAP results for the quarterly periods shown included items that are excluded from core results. Below is a summary of the financial effects of these items. For additional detail, refer to the Non-GAAP Reconciliation in the back of this earnings release.

	2Q 2025		1Q 2025		2Q 2024
(Dollars in millions, except per share data)	Total (pre-tax)	Per share (after-tax)	Total (pre-tax)	Per share (after-tax)	Total (pre-tax)	Per share (after-tax)
Fee revenue	$—	$—	$—	$—	$5.6	$0.07
Noninterest expense	(0.3)	—	0.3	—	(0.2)	—
Income tax impacts	0.1	0.01	(0.1)	—	1.3	0.02

(1) As used in this press release, PPNR is a non-GAAP financial measure that adjusts net income determined in accordance with GAAP to exclude the impacts of (i) income tax provision and (ii) provision for credit losses. For a reconciliation of this and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	WSFS Bank Place	2
500 Delaware Avenue	1818 Market Street
Wilmington, DE 19801	Philadelphia, PA 19103
CEO Commentary
Rodger Levenson, Chairman, CEO and President, said, "WSFS performed very well in the second quarter with a core EPS(2) of $1.27 and a core ROA(2) of 1.38%. These results were driven by continued strong performance in our fee-based businesses, with 9% quarter-over-quarter growth in core fee revenue(2) driven by our Wealth and Trust, WSFS Mortgage, Capital Markets, and Banking businesses. The net interest margin of 3.89% improved 1bp from the previous quarter and Client deposits grew 6% (annualized) compared to 1Q 2025, primarily from the Trust business. We also had solid growth in C&I loan fundings along with our WSFS-originated Consumer Lending portfolio.
"Our performance provides momentum as we enter the second half of the year, as reflected in our updated FY 2025 outlook.
"Once again, we were honored to be recognized as a Top Workplace by the Philadelphia Inquirer for the tenth time. This award reflects the dedication of our over 2,300 Associates and our continued commitment to our Mission of 'We Stand for Service'."

(2) As used in this press release, core EPS, core ROA, and core fee revenue are non-GAAP financial measures. These non-GAAP financial measures exclude certain pre-tax adjustments and the tax impact of such adjustments. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	WSFS Bank Place	3
500 Delaware Avenue	1818 Market Street
Wilmington, DE 19801	Philadelphia, PA 19103
Highlights for 2Q 2025:

•Core EPS was $1.27 and core ROA was 1.38% compared to $1.13 and 1.29% for 1Q 2025.
•Core PPNR(3) of $107.8 million compared to $104.6 million for 1Q 2025.
•Continued strong net interest margin of 3.89%, compared to 3.88% for 1Q 2025.
•Core Fee Revenue increased $7.1 million, or 9% (not annualized), compared to 1Q 2025 driven by Institutional Trust and The Bryn Mawr Trust Company of Delaware (BMT of DE).
•Total net credit costs were $14.3 million, compared to $17.6 million for 1Q 2025, reflecting lower net charge-offs for the quarter.
•Client deposits increased 1% (6% annualized) compared to 1Q 2025, driven by an increase in Trust deposits.
•Announced the sale of the majority of the unsecured consumer lending portfolio generated through our partnership with Upstart on July 8th. This transaction accelerates the disposition of a non-strategic portfolio that has been in runoff mode.
•WSFS repurchased 1,556,199 shares of common stock (2.7% of outstanding shares as of 1Q 2025) at an average price of $49.93 per share, totaling an aggregate of $77.7 million, and paid quarterly dividends of $9.6 million, for a total capital return of $87.3 million.

(3) As used in this press release, core PPNR is a non-GAAP financial measures. This non-GAAP financial measures exclude certain pre-tax adjustments and the tax impact of such adjustments. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	WSFS Bank Place	4
500 Delaware Avenue	1818 Market Street
Wilmington, DE 19801	Philadelphia, PA 19103
Second Quarter 2025 Discussion of Financial Results
Balance Sheet
The following table summarizes loan and lease balances and composition at June 30, 2025 compared to March 31, 2025 and June 30, 2024:

Loans and Leases
(Dollars in millions)	June 30, 2025		March 31, 2025		June 30, 2024
Commercial & industrial (C&I)(4)	$4,731	36%	$4,651	36%	$4,599	35%
Commercial mortgage	3,911	30	3,982	31	4,035	31
Construction	858	7	869	6	879	7
Commercial small business leases	630	5	636	5	644	5
Total commercial loans and leases	10,130	78	10,138	78	10,157	78
Residential mortgage	1,016	8	992	8	936	7
Consumer	2,006	15	2,033	16	2,106	17
Gross loans and leases	13,152	101%	13,163	102%	13,199	102%
ACL	(186)	(1)	(188)	(2)	(198)	(2)
Net loans and leases	$12,966	100%	$12,975	100%	$13,001	100%
At June 30, 2025, WSFS’ gross loan and lease portfolio decreased $10.7 million, or less than 1%, when compared with March 31, 2025. During the quarter, WSFS transferred Upstart loans with an outstanding book balance of $98.1 million to loans held for sale, resulting in a write-down of $8.1 million. Excluding the Upstart and Spring EQ runoff portfolios, gross loans and leases increased $65.5 million, or 1% (2% annualized). The increase was primarily driven by growth in C&I (7% annualized), WSFS-originated consumer loans (23% annualized), and residential mortgage (10% annualized). Partially offsetting the increases was a decrease in commercial mortgage, reflecting payoffs of several large loans within multifamily and office. Construction declined by 1%, as new fundings were mainly offset by conversions to the C&I and commercial mortgage portfolios.
Gross loans and leases at June 30, 2025 decreased $46.7 million, or less than 1%, when compared with June 30, 2024. Excluding the impacts of the Upstart and Spring EQ runoff portfolios, loans and leases increased $138.6 million, or 1%. The increase was driven by growth of $131.6 million, or 3%, in C&I, $97.9 million, or 11%, in WSFS-originated consumer loans, and $80.2 million, or 9%, in residential mortgage. The growth in consumer and mortgage loans reflects momentum in our newly combined Home Lending business where we continue to invest in talent and product capabilities.

(4) Includes owner-occupied real estate.

WSFS Bank Center	WSFS Bank Place	5
500 Delaware Avenue	1818 Market Street
Wilmington, DE 19801	Philadelphia, PA 19103
The following table summarizes client deposit balances and composition at June 30, 2025 compared to March 31, 2025 and June 30, 2024:

Client Deposits
(Dollars in millions)	June 30, 2025		March 31, 2025		June 30, 2024
Noninterest demand	$5,306	31%	$4,947	29%	$4,783	29%
Interest-bearing demand	2,806	16	2,882	17	2,812	17
Savings	1,452	9	1,463	9	1,537	9
Money market	5,471	32	5,487	33	5,175	33
Total core deposits	15,035	88	14,779	88	14,307	88
Time deposits	2,086	12	2,100	12	1,984	12
Total client deposits	$17,121	100%	$16,879	100%	$16,291	100%
Total client deposits increased by $242.4 million, or 1% (6% annualized), when compared with March 31, 2025, primarily due to an increase in Trust deposits, partially offset by decreases in Commercial and seasonal municipal interest demand deposits. Noninterest demand deposits comprised 32% of average total client deposits, a 2% increase compared with March 31, 2025, reflecting the strength of our deposit base.
Total client deposits increased by $830.4 million, or 5%, from June 30, 2024, driven by broad-based growth across the Trust, Consumer, and Commercial businesses, with growth in noninterest demand, money market, and time deposits. Noninterest demand deposits increased 11% compared to June 30, 2024.
The deposit base remains well-diversified, with 51% of quarterly average client deposits coming from the Commercial, Small Business, and Wealth and Trust businesses. No- and low-cost checking accounts represented 47% of total client deposits with a weighted average cost of 36bps for the quarter. The loan-to-deposit ratio(5) was 76% at June 30, 2025, providing continued capacity to fund future loan growth.

(5) Ratio of net loans and leases to total client deposits.

WSFS Bank Center	WSFS Bank Place	6
500 Delaware Avenue	1818 Market Street
Wilmington, DE 19801	Philadelphia, PA 19103
Net Interest Income

	Three Months Ending
(Dollars in millions)	June 30, 2025	March 31, 2025	June 30, 2024
Net interest income before purchase accretion	$177.5	$173.1	$172.7
Purchase accounting accretion	2.0	2.1	1.7
Net interest income	$179.5	$175.2	$174.4

Net interest margin before purchase accretion	3.84%	3.83%	3.81%
Purchase accounting accretion	0.05	0.05	0.04
Net interest margin	3.89%	3.88%	3.85%
Net interest income increased $4.3 million, or 2% (not annualized), compared to 1Q 2025, driven by deposit repricing actions, higher cash balances from growth in noninterest deposits, and continued wholesale funding optimization, partially offset by the reduction of interest income associated with the Upstart sale. Net interest income increased $5.0 million compared to 2Q 2024, driven by lower wholesale funding and deposit costs as well as higher cash balances from deposit growth. The increase was partially offset by lower loan yields due to rate cuts in 2H 2024.
Total loan yields were 6.60%, a decrease of 7bps when compared to 1Q 2025, driven by the impact from the Upstart sale mentioned above. Total client deposit costs were 1.63%, a decrease of 8bps, while interest-bearing deposit costs were 2.38%, a decrease of 5bps, each compared to the prior quarter. The deposit cost decreases reflect deposit repricing actions.
Net interest margin of 3.89%, an increase of 1bp compared to 1Q 2025 and 4bps from 2Q 2024, reflects the aforementioned deposit repricing actions and a reduction in wholesale funding, partially offset by the lower loan yields mentioned above.

WSFS Bank Center	WSFS Bank Place	7
500 Delaware Avenue	1818 Market Street
Wilmington, DE 19801	Philadelphia, PA 19103
Asset Quality

(Dollars in millions)	June 30, 2025	March 31, 2025	June 30, 2024
Problem assets(6)	$683.1	$683.7	$628.5
Delinquencies (n)	158.0	147.7	89.0
Nonperforming assets (n)	106.2	116.9	65.4
Net charge-offs on loans and leases	9.8	24.6	14.2
Total net credit costs (r)	14.3	17.6	18.5
Problem assets to total Tier 1 capital plus ACL	29.83%	27.83%	27.00%
Classified assets to total Tier 1 capital plus ACL	21.60	20.80	19.93
Ratio of nonperforming assets to total assets (n)	0.51	0.57	0.32
Delinquencies to gross loans (i)(n)	1.22	1.13	0.68
Ratio of quarterly net charge-offs to average gross loans	0.30	0.76	0.44
Ratio of allowance for credit losses to total loans and leases (q)	1.43	1.43	1.51
Ratio of allowance for credit losses to nonaccruing loans (n)	177	168	310
See “Notes”
Problem assets were flat compared to March 31, 2025, while nonperforming assets decreased $10.7 million, or 6bps of total assets, compared to March 31, 2025, primarily due to the payoff of a C&I credit.
Delinquencies of $158.0 million, or 122bps of gross loans, increased $10.2 million, or 9bps, compared to March 31, 2025. One relationship accounted for $5.7 million of the increase and fully paid off in July.
Net charge-offs decreased $14.8 million to $9.8 million, or 30bps (annualized) of average gross loans, during the quarter. Net charge-offs in the quarter included the impact of the Upstart sale. Excluding Upstart, total net charge-offs were $4.5 million (14bps annualized) primarily driven by NewLane, with minimal net charge-offs in Commercial as recoveries largely offset losses.
Total net credit costs were $14.3 million in the quarter, a decrease of $3.3 million, compared to $17.6 million in 1Q 2025. Credit costs for the quarter included $6.3 million of additional reserves on two previously identified nonperforming loans as well as a $4.1 million increase related to accounts receivable within the Wealth and Trust segment, which includes $2.3 million in reserves and $1.8 million for charge-offs.
The ACL on loans and leases was $186.3 million as of June 30, 2025, a decrease of $1.2 million from March 31, 2025, driven by the impacts from the Upstart sale. The ACL coverage ratio remained flat at 1.43%.

(6) Problem assets includes all criticized, classified, and nonperforming loans as well as other real estate owned (OREO).

WSFS Bank Center	WSFS Bank Place	8
500 Delaware Avenue	1818 Market Street
Wilmington, DE 19801	Philadelphia, PA 19103
Core Fee Revenue
Core fee revenue (noninterest income) of $88.0 million increased $7.1 million, or 9% (not annualized), compared to $80.9 million from 1Q 2025. The increase was primarily driven by a $4.6 million, or 12% (not annualized), increase in Wealth and Trust revenue, with double-digit increases in Institutional Services and BMT of DE. The quarter also included $2.3 million of revenue from Spring EQ (related to the annual earnout from the previously announced sale) as well as an increase of $0.5 million from WSFS Mortgage.
Core fee revenue increased $2.0 million, or 2%, compared to 2Q 2024. The increase was primarily driven by a 17% increase in Wealth and Trust as well as the Spring EQ earnout. The increase was partially offset by a decline in Cash Connect® and Capital Markets fees. The decline in Cash Connect® was primarily due to the lower interest rate environment (which was more than offset in expenses) and lower ATM bailment volume.
For 2Q 2025, our core fee revenue ratio(7) was 32.8% compared to 31.5% in 1Q 2025 and 33.0% in 2Q 2024. Fee revenue is a competitive differentiator providing a well-diversified source of revenue with further growth opportunities expected.

(7) As used in this press release, core fee revenue ratio is a non-GAAP financial measure. This non-GAAP financial measure excludes certain pre-tax adjustments and the tax impact of such adjustments. For a reconciliation of this and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	WSFS Bank Place	9
500 Delaware Avenue	1818 Market Street
Wilmington, DE 19801	Philadelphia, PA 19103
Core Noninterest Expense(8)
Core noninterest expense of $159.7 million increased $8.2 million, or 5% (not annualized), compared to 1Q 2025, as the first quarter included certain one-time credits. Excluding the impact of these credits (approximately $4.0 million), the increase was primarily driven by higher salaries and benefits, technology costs, loan workout and other credit costs. The results for the quarter also included $1.6 million of one-time insurance recoveries at Cash Connect® primarily related to losses associated with a client termination in 4Q 2024.
Core noninterest expense increased $3.7 million, or 2%, compared to 2Q 2024. The increase was largely driven by $5.9 million in higher salaries and benefits as a result of talent additions in key business areas and performance-based increases, as well as a $2.9 million increase in loan workout and other credit costs and $1.7 million from technology costs. These increases were partially offset by a $5.1 million decrease in Cash Connect® external funding costs, due to lower rates and volumes, as well as the $1.6 million of insurance recoveries mentioned above.
Our core efficiency ratio(8) was 59.6% in 2Q 2025, compared to 59.0% in 1Q 2025 and 59.8% in 2Q 2024.
Income Taxes
We recorded a $23.3 million income tax provision in 2Q 2025, compared to $21.1 million in 1Q 2025 and $21.3 million in 2Q 2024. The increase compared to 1Q 2025 was primarily due to higher income before taxes and the increase compared to 2Q 2024 was primarily due to certain tax credits in 2024.
The effective tax rate was 24.4% in 2Q 2025 compared to 24.3% in 1Q 2025 and 23.5% in 2Q 2024. The increase in effective tax rate compared to 2Q 2024 is attributable to higher state taxes and reduced federal tax credits.

(8) As used in this press release, core noninterest expense and core efficiency ratio are non-GAAP financial measures. These non-GAAP financial measures exclude certain pre-tax adjustments and the tax impact of such adjustments. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	WSFS Bank Place	10
500 Delaware Avenue	1818 Market Street
Wilmington, DE 19801	Philadelphia, PA 19103
Capital Management
Capital ratios remain strong and are all substantially in excess of the “well-capitalized” regulatory benchmarks at June 30, 2025, with a Common Equity Tier 1 capital ratio and Tier 1 capital ratio of 14.07%, Tier 1 leverage ratio of 11.04%, and Total Risk-based capital ratio of 15.86%.
WSFS’ total stockholders’ equity increased $11.1 million, or less than 1% (not annualized), during 2Q 2025. The increase was primarily due to quarterly earnings of $72.3 million and a decrease in accumulated other comprehensive loss of $27.3 million, driven by market-value increases on available-for-sale investment securities. The increase was mostly offset by capital returns to stockholders of $87.3 million (comprised of $77.7 million from share repurchases and $9.6 million from quarterly dividends).
WSFS’ tangible common equity(9) increased $17.5 million, or 1% (not annualized), compared to March 31, 2025, primarily due to the reasons described above. WSFS’ common equity to assets ratio decreased 8bps to 12.92% during the quarter, and our tangible common equity to tangible assets ratio(9) was 8.62% at June 30, 2025, a decrease of 1bp, compared to the prior quarter.
At June 30, 2025, book value per share was $47.71, an increase of $1.40, or 3% (not annualized), from March 31, 2025, and tangible book value per share was $30.32, an increase of $1.07, or 4% (not annualized), from March 31, 2025. These increases were due to the reasons described above. Book value per share increased $5.70, or 14%, and tangible book value per share increased $5.12, or 20%, compared to 2Q 2024.
During 2Q 2025, WSFS repurchased 1,556,199 shares of common stock for an aggregate of $77.7 million. As of June 30, 2025, WSFS has 6,477,775 shares, or approximately 12% of outstanding shares, available for repurchase under its current authorizations. For the year, total capital returned to stockholders through share repurchases and quarterly dividends was $149.9 million.
The Board of Directors approved a quarterly cash dividend of $0.17 per share of common stock. This dividend will be paid on August 22, 2025 to stockholders of record as of August 8, 2025.

(9) As used in this press release, tangible common equity and tangible common equity to tangible assets ratio are non-GAAP financial measures. These non-GAAP financial measures exclude goodwill and intangible assets and the related tax-effected amortization. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	WSFS Bank Place	11
500 Delaware Avenue	1818 Market Street
Wilmington, DE 19801	Philadelphia, PA 19103
Selected Business Segments (included in previous results):
Wealth and Trust
The Wealth and Trust segment provides a broad array of planning and advisory services, investment management, trust services, credit and deposit products to individual, corporate, and institutional Clients.
Selected quarterly performance results and metrics are as follows:

(Dollars in millions)	June 30, 2025	March 31, 2025	June 30, 2024
Net interest income	$23.0	$20.3	$18.4
Provision for credit losses	4.4	0.8	—
Fee revenue(10)	44.5	39.9	38.2
Noninterest expense(10)	32.3	30.0	28.0
Pre-tax income	30.7	29.4	28.6
Performance Metrics
Institutional Services and BMT of DE fee revenue	$27.9	$24.3	$21.8
Private Wealth Management fee revenue	16.1	15.1	15.8
AUM/AUA(11)	92,386	89,633	84,938
Wealth and Trust pre-tax income was $30.7 million, which increased $1.4 million, or 5% (not annualized), compared to 1Q 2025. Increases in fee revenue and net interest income were partially offset by higher provision due to an adjustment to the ACL for accounts receivable, reflecting significant growth in the business as well as continued enhancements to our methodology. Fee revenue increased due to transaction and account growth in Institutional Services and BMT of DE, while Private Wealth Management fees grew primarily due to a seasonal increase in tax activity. Total noninterest expense was $2.4 million higher than 1Q 2025 due to higher compensation and legal expenses.
Wealth and Trust pre-tax income increased $2.2 million, or 8%, compared to 2Q 2024. Total revenue increased $10.9 million, or 19%, driven by a $6.3 million, or 17%, increase in fee revenue, primarily related to Institutional Services and BMT of DE, and a $4.6 million, or 25%, increase in net interest income due to higher deposit balances in Institutional Services. Provision increased by $4.4 million due to the increase in ACL noted above. Noninterest expense of $32.3 million increased $4.3 million primarily due to investments in talent, including two lift-out teams, as well as legal expenses.
Net AUM of $8.9 billion at the end of 2Q 2025 was roughly flat to 1Q 2025, and decreased $0.1 billion or 1%, compared to 2Q 2024.

(10) Includes intercompany allocation of revenue and expense.
(11) Represents Assets Under Management and Assets Under Administration.

WSFS Bank Center	WSFS Bank Place	12
500 Delaware Avenue	1818 Market Street
Wilmington, DE 19801	Philadelphia, PA 19103
Cash Connect®
Cash Connect® is a premier provider of ATM vault cash, smart safe and cash logistics services in the United States, servicing non-bank ATMs and smart safes nationwide and supporting ATMs for WSFS Bank Clients with one of the largest branded ATM networks in our region.
Selected quarterly financial results and metrics are as follows:

(Dollars in millions)	June 30, 2025	March 31, 2025	June 30, 2024
Net revenue(12)	$21.1	$21.5	$27.6
Noninterest expense(13)	17.8	19.9	25.6
Pre-tax income	3.3	1.6	2.0
Performance Metrics
Average cash managed	$1,329	$1,407	$1,530
Number of serviced non-bank ATMs and smart safes	36,494	38,214	42,524
Number of WSFS owned and branded ATMs	582	580	579
Net profit margin	15.58%	7.24%	7.17%
ROA	2.43%	1.21%	1.72%
Cash Connect® pre-tax income increased $1.7 million compared to 1Q 2025, driven by $1.6 million of one-time insurance recoveries during the quarter, primarily related to the client termination losses from 4Q 2024. Excluding those recoveries, pre-tax income was essentially flat. Net revenue decreased $0.3 million from 1Q 2025 driven by lower bailment volumes, which were more than offset in expenses.
Excluding the aforementioned insurance recoveries, pre-tax income decreased $0.3 million compared to 2Q 2024 driven by lower ATM bailment units and managed service volume, partially offset by pricing actions and lower expense associated with non-earning cash. Net revenue decreased $6.4 million driven by the lower rate environment (which was more than offset in expenses) as well as lower volumes. Noninterest expense decreased $7.7 million from 2Q 2024 driven by lower rate environment and funding volumes, as well as the previously referenced insurance recovery. Excluding the insurance recoveries, net profit margin increased to 7.95%, compared to 7.17% in 2Q 2024.

(12) Includes intercompany allocation of income and net interest income.
(13) Includes intercompany allocation of expense.

WSFS Bank Center	WSFS Bank Place	13
500 Delaware Avenue	1818 Market Street
Wilmington, DE 19801	Philadelphia, PA 19103
Second Quarter 2025 Earnings Release Conference Call
Management will conduct a conference call to review 2Q 2025 results at 1:00 p.m. Eastern Time (ET) on Friday, July 25, 2025. Interested parties may access the conference call live on our Investor Relations website (https://investors.wsfsbank.com). For those who cannot access the live conference call, a replay will be accessible shortly after the event concludes through our Investor Relations website.
About WSFS Financial Corporation
WSFS Financial Corporation is a multibillion-dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally headquartered bank and wealth management franchise in the Greater Philadelphia and Delaware region. As of June 30, 2025, WSFS Financial Corporation had $20.8 billion in assets on its balance sheet and $92.4 billion in assets under management and administration. WSFS operates from 115 offices, 88 of which are banking offices, located in Pennsylvania (58), Delaware (39), New Jersey (14), Florida (2), Nevada (1) and Virginia (1) and provides comprehensive financial services including commercial banking, consumer banking, treasury management, and trust and wealth management. Other subsidiaries or divisions include Arrow Land Transfer, Bryn Mawr Trust Advisors, LLC, Bryn Mawr Trust®, The Bryn Mawr Trust Company of Delaware, Cash Connect®, NewLane Finance®, WSFS Wealth Management, LLC, WSFS Institutional Services®, WSFS Mortgage®, and WSFS Wealth® Investments. Serving the Greater Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.

WSFS Bank Center	WSFS Bank Place	14
500 Delaware Avenue	1818 Market Street
Wilmington, DE 19801	Philadelphia, PA 19103
Forward-Looking Statements
This press release contains estimates, predictions, opinions, projections and other "forward-looking statements" as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company's predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management's outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. The words “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project” and similar expressions, among others, generally identify forward-looking statements. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company's control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, volatile market conditions and uncertain economic trends in the United States generally and in financial markets, particularly in the markets in which the Company operates and in which its loans are concentrated, including potential recessionary and other unfavorable conditions and trends related to housing markets, costs of living, unemployment levels, interest rates, supply chain issues, inflation, and economic growth; the impacts related to or resulting from bank failures and other economic and industry volatility, including potential changes in regulatory requirements and costs and potential impacts to macroeconomic conditions; possible additional loan losses and impairment of the collectability of loans; the Company's level of nonperforming assets and the costs associated with resolving problem loans including litigation and other costs; changes in market interest rates, which may lead to reduced margin as a result of increased funding costs and/or reduced earning asset yields; the impact of changes in the credit quality and strength of underlying collateral and the effect of such changes on the market value of the Company's investment securities portfolio, which could impact market confidence in the Company’s operations; the credit risk associated with the substantial amount of commercial real estate, commercial and industrial, and construction and land development loans in the Company's loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of the Company's operations and potential expenses associated with complying with such regulations; the Company's ability to comply with applicable capital and liquidity requirements, including its ability to generate liquidity internally or raise capital on favorable terms; possible changes in trade, monetary and fiscal policies and stimulus programs, laws and regulations and other activities of governments, agencies, and similar organizations, and the uncertainty of the short- and long-term impacts of such changes; any impairments of the Company's goodwill or other intangible assets; the success of the Company's growth plans; failure of the financial and/or operational controls of the Company's Cash Connect® and/or Wealth and Trust segments; negative perceptions or publicity with respect to the Company generally and, in particular, the Company's Wealth and Trust business; adverse judgments or other resolution of pending and future legal proceedings, and cost incurred in defending such proceedings; the Company's reliance on third parties for certain important functions, including the operation of its core systems, and any failures by such third parties; system failures or cybersecurity incidents or other breaches of the Company's network security, particularly given remote working arrangements; the Company's ability to recruit and retain key Associates; the effects of weather, including climate change, and natural disasters such as floods, droughts, wind, tornadoes, wildfires and hurricanes as well as effects from geopolitical instability, armed conflicts, public health crises and man-made disasters including terrorist attacks; the effects of regional or national civil unrest (including any resulting branch or ATM closures or damage); possible changes in the speed of loan prepayments by the Company's Clients and loan origination or sales volumes; possible changes in market valuations and/or the speed of prepayments of mortgage-backed securities (MBS) due to changes in the interest rate environment, and the related acceleration of premium amortization on prepayments in the event that prepayments accelerate; regulatory limits on the Company's ability to receive dividends from its subsidiaries, pay dividends to its stockholders and repurchase shares of its common stock; any reputation, credit, interest rate, market, operational, litigation, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; any compounding effects or unexpected interactions of the risks discussed above; and other risks and uncertainties, including those discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2024 and other documents filed by the Company with the Securities and Exchange Commission from time to time.

The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company disclaims any duty to revise or update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company for any reason, except as specifically required by law. As used in this press release, the terms "WSFS," "the Company," "registrant," "we," "us," and "our" mean WSFS Financial Corporation and its subsidiaries, on a consolidated basis, unless the context indicates otherwise.

WSFS Bank Center	WSFS Bank Place	15
500 Delaware Avenue	1818 Market Street
Wilmington, DE 19801	Philadelphia, PA 19103
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited)

	Three months ended			Six months ended
(Dollars in thousands, except per share data)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Interest income:
Interest and fees on loans	$216,005	$216,752	$230,815	$432,757	$455,518
Interest on mortgage-backed securities	24,531	24,745	25,784	49,276	51,681
Interest and dividends on investment securities	2,186	2,186	2,183	4,372	4,367
Other interest income	10,468	7,195	6,455	17,663	15,293
	253,190	250,878	265,237	504,068	526,859
Interest expense:
Interest on deposits	70,124	71,104	76,693	141,228	149,488
Interest on Federal Home Loan Bank advances	949	938	359	1,887	667
Interest on senior and subordinated debt	1,089	2,074	2,441	3,163	4,890
Interest on trust preferred borrowings	1,518	1,523	1,750	3,041	3,506
Interest on other borrowings	15	23	9,545	38	18,581
	73,695	75,662	90,788	149,357	177,132
Net interest income	179,495	175,216	174,449	354,711	349,727
Provision for credit losses	12,621	17,350	19,814	29,971	34,952
Net interest income after provision for credit losses	166,874	157,866	154,635	324,740	314,775
Noninterest income:
Credit/debit card and ATM income	18,309	18,743	23,875	37,052	43,544
Investment management and fiduciary revenue	43,774	39,281	37,606	83,055	70,534
Deposit service charges	6,802	6,753	6,496	13,555	12,983
Mortgage banking activities, net	2,341	1,800	2,217	4,141	3,864
Loan and lease fee income	1,430	1,465	1,706	2,895	3,229
Realized gain on sale of equity investment, net	18	—	2,130	18	2,130
Bank-owned life insurance income	544	727	793	1,271	1,993
Other income	14,791	12,128	16,775	26,919	29,178
	88,009	80,897	91,598	168,906	167,455
Noninterest expense:
Salaries, benefits and other compensation	89,145	82,477	83,249	171,622	159,055
Occupancy expense	8,829	9,893	9,387	18,722	18,866
Equipment expense	13,778	12,728	12,054	26,506	22,746
Data processing and operations expense	5,010	4,695	4,807	9,705	8,467
Professional fees	6,211	4,698	4,781	10,909	9,262
Marketing expense	1,925	1,695	2,020	3,620	3,802
FDIC expenses	2,433	2,578	2,390	5,011	6,372
Loan workout and other credit costs	1,629	240	(1,278)	1,869	(207)
Corporate development expense	(329)	59	158	(270)	366
Restructuring expense	—	260	—	260	—
Other operating expenses	30,712	32,472	38,200	63,184	76,111
	159,343	151,795	155,768	311,138	304,840
Income before taxes	95,540	86,968	90,465	182,508	177,390
Income tax provision	23,319	21,101	21,257	44,420	42,459
Net income	72,221	65,867	69,208	138,088	134,931
Less: Net loss attributable to noncontrolling interest	(105)	(29)	(65)	(134)	(103)
Net income attributable to WSFS	$72,326	$65,896	$69,273	$138,222	$135,034
Diluted earnings per share of common stock:	$1.27	$1.12	$1.16	$2.39	$2.24
Weighted average shares of common stock outstanding for fully diluted EPS	56,851,797	58,713,452	59,958,628	57,765,602	60,237,232
See “Notes”

WSFS Bank Center	WSFS Bank Place	16
500 Delaware Avenue	1818 Market Street
Wilmington, DE 19801	Philadelphia, PA 19103
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited) - continued

	Three months ended			Six months ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Performance Ratios:
Return on average assets (a)	1.39%	1.29%	1.34%	1.34%	1.31%
Return on average equity (a)	10.94	10.13	11.39	10.54	11.03
Return on average tangible common equity (a)(o)	18.08	16.91	20.08	17.50	19.42
Net interest margin (a)(b)	3.89	3.88	3.85	3.88	3.85
Efficiency ratio (c)	59.46	59.16	58.46	59.31	58.86
Noninterest income as a percentage of total net revenue (b)	32.84	31.53	34.38	32.20	32.33
See “Notes”

WSFS Bank Center	WSFS Bank Place	17
500 Delaware Avenue	1818 Market Street
Wilmington, DE 19801	Philadelphia, PA 19103
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
SUMMARY STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(Dollars in thousands)	June 30, 2025	March 31, 2025	June 30, 2024
Assets:
Cash and due from banks	$899,713	$693,830	$618,446
Cash in non-owned ATMs	424,741	322,520	400,482
Investment securities, available-for-sale	3,494,783	3,548,077	3,651,913
Investment securities, held-to-maturity	994,340	1,006,410	1,038,854
Other investments	46,751	39,552	36,204
Net loans and leases (e)(f)(l)	12,965,825	12,975,323	13,000,556
Bank owned life insurance	36,044	36,344	36,090
Goodwill and intangibles	977,546	983,882	996,181
Other assets	923,549	943,012	965,804
Total assets	$20,763,292	$20,548,950	$20,744,530
Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$5,305,768	$4,947,049	$4,782,920
Interest-bearing deposits	11,815,701	11,932,012	11,508,161
Total client deposits	17,121,469	16,879,061	16,291,081
Federal Home Loan Bank advances	51,040	51,040	22,306
Other borrowings	252,419	267,052	1,119,949
Other liabilities	666,146	690,588	832,837
Total liabilities	18,091,074	17,887,741	18,266,173
Stockholders’ equity of WSFS	2,682,728	2,671,614	2,489,580
Noncontrolling interest	(10,510)	(10,405)	(11,223)
Total stockholders' equity	2,672,218	2,661,209	2,478,357
Total liabilities and stockholders' equity	$20,763,292	$20,548,950	$20,744,530
Capital Ratios:
Equity to asset ratio	12.92%	13.00%	12.00%
Tangible common equity to tangible asset ratio (o)	8.62	8.63	7.56
Common equity Tier 1 capital (required: 4.5%; well capitalized: 6.5%) (g)	14.07	14.10	13.29
Tier 1 leverage (required: 4.00%; well-capitalized: 5.00%) (g)	11.04	11.17	10.61
Tier 1 risk-based capital (required: 6.00%; well-capitalized: 8.00%) (g)	14.07	14.10	13.29
Total risk-based capital (required: 8.00%; well-capitalized: 10.00%) (g)	15.86	15.89	15.34
Asset Quality Indicators:
Nonperforming assets:
Nonaccruing loans (t)(n)	$105,236	$111,675	$64,034
Assets acquired through foreclosure	930	5,204	1,342
Total nonperforming assets	$106,166	$116,879	$65,376
Past due loans (h)(n)	$23,012	$11,866	$9,798
Troubled loans (u)(n)	195,916	184,122	133,080
Allowance for credit losses	189,121	188,088	198,260
Ratio of nonperforming assets to total assets (n)	0.51%	0.57%	0.32%
Ratio of allowance for credit losses to total loans and leases (q)	1.43	1.43	1.51
Ratio of allowance for credit losses to nonaccruing loans (n)	177	168	310
Ratio of quarterly net charge-offs to average gross loans (a)(e)(i)	0.30	0.76	0.44
Ratio of year-to-date net charge-offs to average gross loans (a)(e)(i)	0.53	0.76	0.35
See “Notes”

WSFS Bank Center	WSFS Bank Place	18
500 Delaware Avenue	1818 Market Street
Wilmington, DE 19801	Philadelphia, PA 19103
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
AVERAGE BALANCE SHEET (Unaudited)

(Dollars in thousands)	Three months ended
	June 30, 2025			March 31, 2025			June 30, 2024
	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (e) (j)
Commercial loans and leases (p)	$5,263,533	$88,226	6.74%	$5,235,511	$87,112	6.76%	$5,115,017	$91,001	7.17%
Commercial real estate loans (s)	4,808,177	78,400	6.54	4,881,873	79,095	6.57	4,968,847	88,852	7.19
Residential mortgage	965,480	12,935	5.36	965,624	12,802	5.30	892,139	10,995	4.93
Consumer loans	1,997,285	35,096	7.05	2,061,803	36,649	7.21	2,088,180	39,019	7.52
Loans held for sale	96,517	1,348	5.60	50,929	1,094	8.71	42,010	948	9.08
Total loans and leases	13,130,992	216,005	6.60	13,195,740	216,752	6.67	13,106,193	230,815	7.09
Mortgage-backed securities (d)	4,148,820	24,531	2.37	4,179,692	24,745	2.37	4,335,831	25,784	2.38
Investment securities (d)	366,391	2,186	2.70	363,678	2,186	2.74	361,093	2,183	2.70
Other interest-earning assets	934,152	10,468	4.49	640,424	7,195	4.56	469,120	6,455	5.53
Total interest-earning assets	$18,580,355	$253,190	5.48%	$18,379,534	$250,878	5.55%	$18,272,237	$265,237	5.85%
Allowance for credit losses	(188,252)			(196,480)			(195,557)
Cash and due from banks	188,300			188,138			308,226
Cash in non-owned ATMs	390,275			379,115			339,430
Bank owned life insurance	36,042			36,202			41,067
Other noninterest-earning assets	1,898,721			1,947,736			2,020,925
Total assets	$20,905,441			$20,734,245			$20,786,328
Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$2,829,653	$7,337	1.04%	$2,854,258	$7,343	1.04%	$2,807,761	$8,107	1.16%
Savings	1,445,123	1,609	0.45	1,457,440	1,596	0.44	1,553,044	1,774	0.46
Money market	5,437,897	41,120	3.03	5,432,622	41,033	3.06	5,172,682	46,390	3.61
Time deposits	2,094,572	20,058	3.84	2,112,467	21,132	4.06	1,937,265	20,422	4.24
Total interest-bearing deposits	11,807,245	70,124	2.38	11,856,787	71,104	2.43	11,470,752	76,693	2.69
Federal Home Loan Bank advances	84,007	949	4.53	83,818	938	4.54	25,742	359	5.61
Trust preferred borrowings	90,903	1,518	6.70	90,854	1,523	6.80	90,704	1,750	7.76
Senior and subordinated debt	148,708	1,089	2.93	206,984	2,074	4.01	218,478	2,441	4.47
Other borrowed funds	19,428	15	0.31	31,701	23	0.29	816,919	9,545	4.70
Total interest-bearing liabilities	$12,150,291	$73,695	2.43%	$12,270,144	$75,662	2.50%	$12,622,595	$90,788	2.89%
Noninterest-bearing demand deposits	5,438,692			5,040,032			4,835,912
Other noninterest-bearing liabilities	674,616			797,098			891,273
Stockholders’ equity of WSFS	2,652,257			2,637,354			2,446,371
Noncontrolling interest	(10,415)			(10,383)			(9,823)
Total liabilities and equity	$20,905,441			$20,734,245			$20,786,328
Excess of interest-earning assets over interest-bearing liabilities	$6,430,064			$6,109,390			$5,649,642
Net interest and dividend income		$179,495			$175,216			$174,449
Interest rate spread			3.05%			3.05%			2.96%
Net interest margin			3.89%			3.88%			3.85%
See “Notes”

WSFS Bank Center	WSFS Bank Place	19
500 Delaware Avenue	1818 Market Street
Wilmington, DE 19801	Philadelphia, PA 19103
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Unaudited)

(Dollars in thousands, except per share data)	Three months ended			Six months ended
Stock Information:	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Market price of common stock:
High	$57.06	$59.43	$47.55	$59.43	$47.71
Low	42.44	49.65	41.33	42.44	40.20
Close	55.00	51.87	47.00	55.00	47.00
Book value per share of common stock	47.71	46.31	42.01
Tangible common book value (TBV) per share of common stock (o)	30.32	29.25	25.20
Number of shares of common stock outstanding (000s)	56,235	57,693	59,261
Other Financial Data:
One-year repricing gap to total assets (k)	4.54%	2.30%	(0.30)%
Weighted average duration of the MBS portfolio	6.2 years	6.1 years	5.7 years
Unrealized losses on securities available for sale, net of taxes	$(445,065)	$(467,752)	$(549,039)
Number of Associates (FTEs) (m)	2,375	2,336	2,279
Number of offices (branches, LPO’s, operations centers, etc.)	115	115	114
Number of WSFS owned and branded ATMs	582	580	579
Notes:
(a)Annualized.
(b)Computed on a fully tax-equivalent basis.
(c)Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d)Includes securities held-to-maturity (at amortized cost) and securities available-for-sale (at fair value).
(e)Net of unearned income.
(f)Net of allowance for credit losses.
(g)Represents capital ratios of Wilmington Financial Corporation and subsidiaries. Capital Ratios for the current quarter are to be considered preliminary until the Call Reports are filed.
(h)Accruing loans which are contractually past due 90 days or more as to principal or interest. Balance includes student loans, which are U.S. government guaranteed with little risk of credit loss.
(i)Excludes loans held for sale and reverse mortgage loans.
(j)Nonperforming loans are included in average balance computations.
(k)The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.
(l)Includes loans held for sale and reverse mortgages.
(m)Includes seasonal Associates, when applicable.
(n)Includes loans held for sale.
(o)The Company uses non-GAAP (United States Generally Accepted Accounting Principles) financial information in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Company’s management believes that investors may use these non-GAAP financial measures to analyze the Company’s financial performance without the impact of unusual items or events that may obscure trends in the Company’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.
(p)Includes commercial & industrial loans and commercial small business leases.
(q)Reflects allowance for credit losses on loans and leases over the amortized cost of the total portfolio.
(r)Includes provision for credit losses, loan workout expenses, OREO expenses and other credit costs.
(s)Includes commercial mortgage and commercial construction loans.
(t)Includes nonaccruing troubled loans.
(u)Represents loans modified in the form of principal forgiveness, interest rate reduction, an other-than-insignificant payment delay, or a term extension to borrowers experiencing financial difficulty.

WSFS Bank Center	WSFS Bank Place	20
500 Delaware Avenue	1818 Market Street
Wilmington, DE 19801	Philadelphia, PA 19103
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Dollars in thousands, except per share data)
(Unaudited)

Non-GAAP Reconciliation (o):	Three months ended			Six months ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Net interest income (GAAP)	$179,495	$175,216	$174,449	$354,711	$349,727
Core net interest income (non-GAAP)	179,495	175,216	174,449	354,711	349,727
Noninterest income (GAAP)	88,009	80,897	91,598	168,906	167,455
Less: Realized gain on sale of equity investment, net	18	—	2,130	18	2,130
Less: Visa derivative valuation adjustment	—	—	3,434	—	2,829
Core fee revenue (non-GAAP)	$87,991	$80,897	$86,034	$168,888	$162,496
Core net revenue (non-GAAP)	$267,486	$256,113	$260,483	$523,599	$512,223
Core net revenue (non-GAAP)(tax-equivalent)	$267,972	$256,568	$260,900	$524,540	$512,984
Noninterest expense (GAAP)	$159,343	$151,795	$155,768	$311,138	$304,840
(Plus)/less: FDIC special assessment	—	—	(383)	—	880
(Plus)/less: Corporate development expense	(329)	59	158	(270)	366
Less: Restructuring expense	—	260	—	260	—
Core noninterest expense (non-GAAP)	$159,672	$151,476	$155,993	$311,148	$303,594
Core efficiency ratio (non-GAAP)	59.6%	59.0%	59.8%	59.3%	59.2%
Core fee revenue ratio (non-GAAP) (b)	32.8%	31.5%	33.0%	32.2%	31.7%

	End of period
	June 30, 2025	March 31, 2025	June 30, 2024
Total assets (GAAP)	$20,763,292	$20,548,950	$20,744,530
Less: Goodwill and other intangible assets	977,546	983,882	996,181
Total tangible assets (non-GAAP)	$19,785,746	$19,565,068	$19,748,349
Total stockholders’ equity of WSFS (GAAP)	$2,682,728	$2,671,614	$2,489,580
Less: Goodwill and other intangible assets	977,546	983,882	996,181
Total tangible common equity (non-GAAP)	$1,705,182	$1,687,732	$1,493,399

Tangible common book value (TBV) per share:
Book value per share (GAAP)	$47.71	$46.31	$42.01
Tangible common book value per share (non-GAAP)	30.32	29.25	25.20
Tangible common equity to tangible assets:
Equity to asset ratio (GAAP)	12.92%	13.00%	12.00%
Tangible common equity to tangible assets ratio (non-GAAP)	8.62	8.63	7.56

WSFS Bank Center	WSFS Bank Place	21
500 Delaware Avenue	1818 Market Street
Wilmington, DE 19801	Philadelphia, PA 19103

Non-GAAP Reconciliation - continued (o):	Three months ended			Six months ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
GAAP net income attributable to WSFS	$72,326	$65,896	$69,273	$138,222	$135,034
Plus/(less): Pre-tax adjustments: Realized gain on equity investments, net, Visa derivative valuation adjustment, FDIC special assessment, and corporate development and restructuring expense	(347)	319	(5,789)	(28)	(3,713)
(Plus)/less: Tax impact of pre-tax adjustments	149	(78)	1,273	99	776
Adjusted net income (non-GAAP) attributable to WSFS	$72,128	$66,137	$64,757	$138,293	$132,097

GAAP return on average assets (ROA)	1.39%	1.29%	1.34%	1.34%	1.31%
Plus/(less): Pre-tax adjustments: Realized gain on equity investments, net, Visa derivative valuation adjustment, FDIC special assessment, and corporate development and restructuring expense	(0.01)	0.01	(0.11)	—	(0.04)
(Plus)/less: Tax impact of pre-tax adjustments	—	(0.01)	0.02	—	0.01
Core ROA (non-GAAP)	1.38%	1.29%	1.25%	1.34%	1.28%

Earnings per share (diluted) (GAAP)	$1.27	$1.12	$1.16	$2.39	$2.24
Plus/(less): Pre-tax adjustments: Realized gain on equity investments, net, Visa derivative valuation adjustment, FDIC special assessment, and corporate development and restructuring expense	(0.01)	0.01	(0.10)	—	(0.06)
(Plus)/less: Tax impact of pre-tax adjustments	0.01	—	0.02	—	0.01
Core earnings per share (non-GAAP)	$1.27	$1.13	$1.08	$2.39	$2.19

Calculation of return on average tangible common equity:
GAAP net income attributable to WSFS	$72,326	$65,896	$69,273	$138,222	$135,034
Plus: Tax effected amortization of intangible assets	2,946	2,945	3,007	5,891	5,980
Net tangible income (non-GAAP)	$75,272	$68,841	$72,280	$144,113	$141,014
Average stockholders’ equity of WSFS	$2,652,257	$2,637,354	$2,446,371	$2,644,847	$2,461,412
Less: Average goodwill and intangible assets	982,533	986,738	998,939	984,624	1,001,053
Net average tangible common equity	$1,669,724	$1,650,616	$1,447,432	$1,660,223	$1,460,359
Return on average tangible common equity (non-GAAP)	18.08%	16.91%	20.08%	17.50%	19.42%

WSFS Bank Center	WSFS Bank Place	22
500 Delaware Avenue	1818 Market Street
Wilmington, DE 19801	Philadelphia, PA 19103

Non-GAAP Reconciliation - continued (o):	Three months ended			Six months ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Calculation of PPNR:
Net income (GAAP)	$72,221	$65,867	$69,208	$138,088	$134,931
Plus: Income tax provision	23,319	21,101	21,257	44,420	42,459
Plus: Provision for credit losses	12,621	17,350	19,814	29,971	34,952
PPNR (non-GAAP)	$108,161	$104,318	$110,279	$212,479	$212,342
Plus/(less): Pre-tax adjustments: Realized gain on equity investments, net, Visa derivative valuation adjustment, FDIC special assessment, and corporate development and restructuring expense	(347)	319	(5,789)	(28)	(3,713)
Core PPNR (non-GAAP)	$107,814	$104,637	$104,490	$212,451	$208,629